Editorial Contact:	Investor Relations Contact:

Gwen Carlson Conexant Systems, Inc. (949) 483-7363	Scott Allen Conexant Systems, Inc. (949) 483-2698

CONEXANT ANNOUNCES OVER-ALLOTMENT EXERCISE ON RECENT COMMON STOCK OFFERING

Company’s Net Proceeds Total Approximately $21.2 Million

NEWPORT BEACH, Calif., Oct. 14, 2009 – Conexant Systems, Inc. (NASDAQ: CNXT) today announced that the underwriter of its recently concluded public offering of 7,000,000 shares of common stock exercised its over-allotment option to purchase an additional 1,050,000 shares of the company’s common stock, bringing the total shares sold to 8,050,000 at a price of $2.85 per share. The offering of 7,000,000 shares closed on September 29, 2009. Net proceeds to Conexant from the sale of the 8,050,000 shares of common stock, after deducting the underwriting discount and estimated offering expenses, were approximately $21.2 million. Oppenheimer & Co. Inc. acted as sole underwriter in the offering.

The company intends to use the net proceeds from the offering for general corporate purposes including, but not limited to, repaying, redeeming, or repurchasing existing debt, and for working capital, capital expenditures, and acquisitions.

The offering was made pursuant to the company’s shelf registration statement on Form S-3 filed with and declared effective by the Securities and Exchange Commission (SEC). This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under securities laws of any such state or jurisdiction. Copies of the final prospectus relating to the offering may be obtained from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 300 Madison Avenue, 5th Floor, New York, NY, 10017, by telephone at (212) 667-8563, or via email at EquityProspectus@opco.com.

About Conexant

Conexant’s comprehensive portfolio of innovative semiconductor solutions includes products for imaging, audio, embedded-modem, and video applications.  Conexant is a fabless semiconductor company headquartered in Newport Beach, Calif.  For more information, visit www.conexant.com

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Conexant or its management “intends”, “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import and includes statements about the anticipated use of proceeds from the offering. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.

These risks and uncertainties include, but are not limited to, our ability to apply the net proceeds from the offering in a way that improves our operating results, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.

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Conexant is a registered trademark of Conexant Systems, Inc.